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                                                              EXHIBIT (h)(19)(b)

           ADDENDUM TO FUND PARTICIPATION AGREEMENT FOR CLASS A SHARES

          This ADDENDUM, is dated as of         ,      , between AMERICAN
                                        --------  -----
GENERAL LIFE INSURANCE COMPANY (the "Life Company"), a life insurance company organized under the laws of the State of Texas, on behalf of itself and on behalf of its SEPARATE ACCOUNT(S) (the "Accounts"), a separate account(s) of the Life Company existing pursuant to the laws of the State of Texas, and SUNAMERICA SERIES TRUST ("Portfolio"), an open-end management investment company established pursuant to the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated September 11, 1992, as amended from time to time, which is composed of the separate investment portfolio(s) of the Trust listed on Schedule A attached hereto (the "Portfolio(s)").

     WHEREAS, the Portfolio and the Life Company have entered into a
Participation Agreement dated       , as amended for time to time (the "SAST
                              ------
Portfolio Participation Agreement"); and

     WHEREAS, the Portfolio has adopted a distribution plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "1940 Act") with respect to its Class A shares (the "12b-1 Plan");

     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Life Company (on behalf of itself and the Accounts) and the Portfolio hereby agree as follows:

          1. The Portfolio may from time to time participate in directed brokerage programs, approved by the Trustees, whereby a portion of the brokerage commissions generated by the Portfolio may be used to make payments to SunAmerica Capital Services, Inc. (the "Distributor") to finance various distribution activities. Such payments to the Distributor shall not exceed .75% of the average daily net assets attributable to Class A shares of the Portfolio to compensate the Distributor and certain financial intermediaries ("Financial Intermediaries") for financing activities principally intended to result in the sale of Shares of the Portfolio. This Plan shall cover such payments to the extent they are deemed to relate, under Rule 12b-1, to the financing of any activity that is primarily intended to result in the sale of such shares. The amount of the payments shall be subject to applicable laws and regulations.

          2. The Distributor agrees to furnish the Portfolio, at least quarterly, written reports for presentation to the Board as to amounts expended to financial intermediaries for services to contract holders who are indirect beneficial owners of Class A shares of the Portfolio and the purposes for which such expenditures were made.

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          3. This Addendum shall continue in full force and effect for two years from the date hereof, and shall continue in full force and effect from year to year thereafter if such continuance is approved by the Board of Trustees of the Portfolio, including a majority of the Trustees who are not interested persons of SunAmerica Series Trust (the "Disinterested
     Trustees") as defined in the 1940 Act, who have no direct or indirect financial interest in the operation of the 12b-1 Plans or any agreement related to it (the "12b-1 Trustees"), in the manner required by the 1940 Act.

          4. This Addendum, including any payments made pursuant thereto, shall terminate automatically in the event of its assignment. This Addendum, including any payments made pursuant thereto, shall terminate with respect to a Portfolio:

               (a) at any time, without payment of any penalty, by vote of either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class A shares of such Portfolio, on not more than 60 days' written notice; or

               (b) at any time, without payment of any penalty, upon a vote terminating the Rule 12b-1 Plan with respect to such Portfolio by either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class A shares of such Portfolio, on not more than 60 days' written notice.

The termination of the Addendum with respect to any Portfolio shall not affect the continued effectiveness of the SAST Portfolio Participation Agreement, or the continued effectiveness of this Addendum with respect to any other Portfolio otherwise subject thereto.

          5. This Addendum shall not be amended to increase materially the amount of the distribution fee paid to the Distributor pursuant hereto without shareholder approval, and all material amendments to this Addendum shall be approved by vote of the Board, including a majority of the 12b-1 Trustees.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     AMERICAN GENERAL LIFE INSURANCE COMPANY


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     SEPARATE ACCOUNT(S)

                                     BY: AMERICAN GENERAL LIFE INSURANCE COMPANY


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     SUNAMERICA SERIES TRUST


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

Acknowledged and Agreed:

SUNAMERICA CAPITAL SERVICES, INC.


By:                                     Dated:
    ---------------------------------          --------------
    Name:
    Title:

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                                   SCHEDULE A

                      Portfolios of SunAmerica Series Trust

Aggressive Growth Portfolio
SunAmerica Balanced Portfolio

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